UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

McDermott International, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this current report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2017, we repaid all outstanding term loans under our credit agreement dated April 16, 2014 (the “Prior Credit Agreement”), and we amended and restated the Prior Credit Agreement by entering into an Amended and Restated Credit Agreement (the “Credit Agreement”) with a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent. All letters of credit outstanding under the Prior Credit Agreement were deemed issued under the Credit Agreement.

The Credit Agreement includes $810 million of commitments from lenders, the full amount of which is available for the issuance of letters of credit, and $300 million of which is available for revolving loans. The senior secured credit facility established by the Credit Agreement is scheduled to mature in June 2022, unless we do not repay in full by December 1, 2020 our $500 million second-lien notes that are due in April 2021, in which case the Credit Agreement will mature on December 1, 2020. As of June 29, 2017, the aggregate amount of letters of credit issued under the Credit Agreement was $333 million, there were no revolving loans under the Credit Agreement, and we had $477 million of available commitments under the Credit Agreement (up to $300 million of which could be used for revolving loans, subject to the financial covenants set forth in the Credit Agreement).

The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to an aggregate maximum of $1.0 billion for all commitments under the Credit Agreement. Any such increase in the commitments will not increase the $300 million sublimit for revolving loans.

The indebtedness and other obligations under the Credit Agreement are unconditionally guaranteed on a senior secured basis by substantially all of our wholly owned subsidiaries, other than our captive insurance subsidiary and certain other designated subsidiaries (collectively, the “Guarantors”). The obligations under the Credit Agreement are secured by first-priority liens on substantially all of our and the Guarantors’ assets, including certain vessels and bank accounts. North Ocean 105 AS, a wholly owned subsidiary of ours and the owner of the North Ocean 105, is not a Guarantor, and the North Ocean 105 is not being pledged currently as part of the collateral for the indebtedness and other obligations under the Credit Agreement. That vessel is subject to a mortgage securing indebtedness of North Ocean 105 AS, which indebtedness had an outstanding principal balance as of June 30, 2017 of $29 million and requires principal repayment in 17 consecutive semiannual installments, which commenced on October 1, 2012. The amendments reflected in the Credit Agreement eliminated the requirement under the Prior Credit Agreement for us to cause that indebtedness to be prepaid by July 20, 2017 and the North Ocean 105 to be mortgaged in favor of our lenders.

Other than mandatory commitment reductions and prepayments in connection with certain asset sales, casualty events, and incurrences of debt not permitted by the Credit Agreement, the Credit Agreement requires only periodic interest payments until maturity. We may prepay all revolving loans under the Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

Revolving loans under the Credit Agreement bear interest at our option at either the Eurodollar rate plus a margin ranging from 3.75% to 4.25% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the 30-day Eurodollar rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 2.75% to 3.25% per year. The applicable margin varies depending on our leverage ratio (as defined in the Credit Agreement). We are charged a commitment fee of 0.50% per year on the daily amount of the unused portions of the commitments under the Credit Agreement. Additionally, with respect to all letters of credit outstanding under the Credit Agreement, we are charged a fronting fee of 0.25% per year and a participation fee of (i) between 3.75% to 4.25% per year in respect of financial letters of credit and (ii) between 1.875% to 2.125% per year in respect of performance letters of credit, in each case depending on our leverage ratio. We also pay customary issuance fees and other fees and expenses in connection with the issuance of letters of credit under the Credit Agreement. In connection with entering into the Credit Agreement, we paid up-front fees to the lenders thereunder, and we paid underwriting and other fees to the arrangers and agents of the Credit Agreement.

As of June 30, 2017, the applicable margin for revolving loans was 4.00% for Eurodollar-rate loans and 3.00% for base-rate loans, the letter of credit fee for financial letters of credit was 4.00%, and the letter of credit fee for performance letters of credit was 2.00%.

The Credit Agreement includes the following financial covenants that will be tested on a quarterly basis and, in respect of the collateral coverage ratio described below, on both a quarterly basis and on any date that a mortgaged vessel is sold:

•	the maximum permitted leverage ratio is (i) 3.50 to 1.00 for each fiscal quarter ending on or before December 31, 2019 and (ii) 3.25 to 1.00 for each fiscal quarter ending after December 31, 2019;

•	the minimum fixed charge coverage ratio (as defined in the Credit Agreement) is 1.15 to 1.00;

•	the minimum liquidity (as defined in the Credit Agreement, but generally meaning the sum of our cash and cash equivalents plus unused commitments under the Credit Agreement available for revolving borrowings) is $100 million;

•	the minimum collateral coverage ratio (as defined in the Credit Agreement) is 1.20 to 1.0; and

•	the principal amount of revolving loans outstanding under the Credit Agreement cannot exceed the sum of 75% of our net trade accounts receivable plus the amount of our cash and cash equivalents subject to the control of the collateral agent under the Credit Agreement (this is also a condition to the making of each revolving loan).

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit our and each of our subsidiaries’ ability to:

•	incur or assume indebtedness;

•	grant or assume liens;

•	make acquisitions or engage in mergers;

•	sell, transfer, assign or convey assets;

•	make investments;

•	repurchase equity and make dividends and certain other restricted payments;

•	change the nature of its business;

•	engage in transactions with affiliates;

•	enter into burdensome agreements;

•	modify its organizational documents;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	enter into speculative hedging contracts; and

•	make prepayments on certain junior debt.

The Credit Agreement contains events of default that we believe are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to us occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default exists under the Credit Agreement, or if we are unable to make any of the representations and warranties in the Credit Agreement at the applicable time, we will be unable to borrow funds or have letters of credit issued under the Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among McDermott International, Inc., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent.

4.2	Amended and Restated Pledge and Security Agreement, dated as of June 30, 2017, made by McDermott International, Inc. and the Guarantors referred to therein in favor of Crédit Agricole Corporate and Investment Bank, as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
Stuart A. Spence
Executive Vice President and Chief Financial Officer

June 30, 2017

EXHIBIT INDEX

No.	Description

4.1	Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among McDermott International, Inc., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent.

4.2	Amended and Restated Pledge and Security Agreement, dated as of June 30, 2017, made by McDermott International, Inc. and the Guarantors referred to therein in favor of Crédit Agricole Corporate and Investment Bank, as collateral agent.